Exhibit 99.1

Arden Group, Inc.

CONTACT:	Patricia S. Betance
Assistant Secretary

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE

	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces Second Quarter Earnings

LOS ANGELES, CA August 11, 2010 — Arden Group, Inc. (Nasdaq—ARDNA) today released its sales and income figures for the second quarter ended July 3, 2010.

Arden Group, Inc. is the parent company of Gelson’s Markets which operates 18 full-service supermarkets in Southern California carrying both perishable and grocery products.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842

2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

Exhibit 99.1

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

SECOND QUARTER EARNINGS RELEASE

(UNAUDITED)

		Thirteen Weeks Ended		Twenty-Six Weeks Ended
		July 3,	July 4,	July 3,	July 4,
(In Thousands, Except Share, Per Share & Footnote Data)		2010	2009	2010	2009

Sales	(a)	$101,960	$107,851	$206,737	$216,698

Operating income	(b)	6,707	7,845	15,212	17,615

Interest, dividend and other income (expense), net		55	40	113	113

Income before income taxes		6,762	7,885	15,325	17,728

Income tax provision		2,756	3,214	6,245	7,224

Net income		$4,006	$4,671	$9,080	$10,504

Basic and diluted net income per common share		$1.27	$1.48	$2.87	$3.32

Basic and diluted weighted average common share outstanding		3,161,098	3,161,098	3,161,098	3,161,098

(a)

Same store sales decreased 5.5% and 4.6% during the thirteen and twenty-six weeks ended July 3, 2010, respectively, compared to the same periods of 2009. Sales continue to be negatively impacted by economic conditions and competition in our trade area. In addition, sales in the second quarter of 2010 were lower than the second quarter of the prior year due to Easter and Passover sales which occurred in the second quarter of 2009 but in the first quarter of 2010.

(b)

Beginning in March 2010, operating income was negatively impacted by an increase in the health and welfare contribution rate for the majority of Company’s union employees to the maximum allowable rate under the current collective bargaining agreement resulting in additional expense of approximately $75,000 per week. The decrease in operating income was partially offset by a reduction in SARs compensation expense. The Company recognized SARs compensation expense of $37,000 and $613,000 for the second quarter of 2010 and 2009, respectively. For the twenty-six weeks ended July 3, 2010, the Company reversed SARs compensation expense of $565,000 recognized in prior periods. For the same period of the prior year, the Company recorded $421,000 of SARs compensation expense.

Arden Group, Inc.

2020 South Central Avenue, Compton, California  90220

Telephone:  (310) 638-2842    Facsimile:  (310) 631-0950